Exhibit 16.1

January 28, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re: Cleantech Solutions International, Inc.

Ladies and Gentlemen:

We have read the statements of Cleantech Solutions International, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated January 28, 2013 and agree with such statements as they pertain to our firm.

/s/ Sherb and Co., LLP

Certified Public Accountants